Exhibit 99.2

MEMORANDUM

To:	Holders of Entercom Options
From:	David J. Field
Date:	February 19, 2009
Subject:	2009 Option Exchange Program

I am very pleased to announce that Entercom’s Board of Directors has authorized an Option Exchange Program, subject to shareholder approval at the May 12, 2009 annual meeting of shareholders.  The Program will provide you with the opportunity to exchange certain “underwater” stock options for a lesser number of restricted stock units in the Company.

Upon shareholder approval of this Program at our annual meeting of shareholders in May, eligible option holders will be able to exchange all of their eligible options for a lesser number of restricted stock units in accordance with the following ratios:

Option	Exchange Ratio
Strike Price	(Options For RSUs)
At least $11.80 but less than $30.00	2.25 for 1
$30.00 or more	4.50 for 1

Why are we doing this?  Entercom’s stock option plan was designed to provide a significant reward and motivation for excellent performance. We recognize that the options you currently hold have not achieved this goal due to the dramatic decline in the market.  As you know, this is not just an Entercom issue, a radio issue, or a media issue, it is a global economic issue; virtually all companies are experiencing similar challenges.  By addressing this problem through the Option Exchange Program, we hope each of you will be able to realize a significant return in the future as the markets recover from the unprecedented events of 2008 and early 2009.

We expect to distribute a document that will contain the terms and conditions of the Program (referred to as the “Offer to Exchange”) to eligible option holders in the next few weeks. Eligible option holders will then have at least 20 business days after the distribution of the Offer to Exchange to elect to exchange their existing options. Once shareholder approval has been obtained, new restricted stock units will be granted promptly following the end of the required 20 business day period to those eligible option holders who elect to participate in the Program.

The Questions and Answers below are designed to address some of the initial questions you may have about the Program.  If you have additional questions, please contact Andrew Sutor at (610) 660-5655.

Again, I am very pleased to be able to deliver this good news to each of you.  Each of you plays an important role in making Entercom a high-performance organization committed to excellence and outstanding results for our listeners, our customers, our shareholders and our communities.  Together, we will continue to focus on execution and strive for excellence in our collective and individual performances.  We will continue to reinvent our business to capitalize on new opportunities and overcome new challenges in our changing world.  And we will collectively share in the value that we create as we build this very special company in to the future.

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PLEASE NOTE: When they become available, you should read the proxy materials, Schedule TO, the Offer to Exchange, the form of Election to Participate and related materials carefully because they will contain important information. This email does not constitute an offer to exchange, buy or sell stock options or Entercom’s common stock, and is being sent to you for informational purposes only.

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